Amendment to Subadvisory Agreement

for AST J.P. MORGAN GLOBAL THEMATIC PORTFOLIO

PGIM Investments LLC (formerly Prudential Investments LLC), AST Investment Services, Inc., PGIM Investments LLC (formerly Prudential Investments LLC) (collectively, the “Co-Managers”) and J.P, Morgan Investment Management, Inc. (“Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as July 12, 2012, by and among the Co-Managers and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the AST J.P. Morgan Global Thematic Portfolio as follows:

1.	Exhibit A is hereby deleted and replaced with the attached Schedule A.

     IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and J.P. Morgan Investment Management, Inc. have duly executed this Amendment as of the effective date of this Amendment.

AST Investment Services, Inc.

By: /s/ Timothy Cronin

Name: Timothy S. Cronin

Title: President

PGIM INVESTMENTS LLC

By: s/ Timothy Cronin

Name: Timothy S. Cronin

Title: President

J.P. Morgan investment management, inc.

By: /s/ Madalina Bal

Name: Madalina Bal

Title: Vice President

Effective Date as Revised: November 1, 2022

SCHEDULE A

Advanced Series Trust

AST J.P. Morgan Global Thematic Portfolio (the “Portfolio”)

As compensation for services provided by J.P. Morgan Investment Management, Inc. (“J.P. Morgan”), AST Investment Services, Inc. and PGIM Investments LLC (collectively, the “Co-Managers”), as applicable, will pay J.P. Morgan an advisory fee on the net assets managed by J.P. Morgan that is equal, on an annualized basis, to the following:

Portfolio	Proposed Subadvisory Fee*
AST J.P. Morgan Global Thematic Portfolio**	0.35% of average daily net assets to $600 million; 0.25% of average daily net assets over $600 million

* In the event J.P. Morgan invests Portfolio assets in other pooled investment vehicles it manages or subadvises, J.P. Morgan will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to J.P. Morgan with respect to the Portfolio assets invested in such acquired fund.  Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised:  November 1, 2022